As filed with the Securities and Exchange Commission on ____________

Registration No. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------
                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933
                      ------------------------------------
                              EAGLE BROADBAND, INC.
             (Exact name of Registrant as specified in its charter)

                  Texas                                  76-0494995
      (State or other jurisdiction                    (I.R.S. Employer
           of incorporation or                     Identification Number)
              organization)


    101 Courageous Drive                     Dr. H. Dean Cubley, Chairman & CEO
 League City, Texas 77573-3925                    101 Courageous Drive
      (281) 538-6000                           League City, Texas 77573-3925
    (Address, including                               (281) 538-6000
    zip code, and                           (Name, address, including zip code,
    telephone number, including               and telephone number, including
    area code, of registrant's                area code, of agent for service)
    principal executive offices)


    EAGLE BROADBAND, INC., 2003 STOCK INCENTIVE AND COMPENSATION, AS AMENDED
                            (Full Title of the Plans)
                                -----------------
                                    copy to:
                                 Weed & Co. LLP
                        4695 MacArthur Court, Suite 1430
                             Newport Beach, CA 92660
                              Phone: (949) 475-9086
                            Facsimile: (949) 475-9087
                                -----------------

                         CALCULATION OF REGISTRATION FEE
                         ===============================

            Title of                            Proposed Maximum       Proposed Maximum        Amount of
        Securities To Be     Amount Being        Offering Price            Aggregate         Registration
           Registered        Registered(1)        Per Share(2)         Offering Price(2)          Fee
--------------------------------------------- ---------------------- ---------------------- ----------------
Common Stock, par value
$0.001 per share...........    3,000,000              $0.21                $ 660,000            $ 60.72
------------------------------------------------------------------------------------------- ----------------

TOTAL                                                                                           $ 60.72
=========================================================================================== ================


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the high and low prices of the Common Stock as reported by the American Stock Exchange on May 5, 2003.

Explanatory Note: Eagle Broadband, Inc., a Texas corporation, previously filed a Registration Statement on Form S-8 (File No. 333-103829) on March 14, 2003, registering 2,955,000 shares of its common stock to be issued pursuant to the Eagle Broadband 2003 Stock Incentive and Compensation Plan. The registrant's board of directors subsequently approved an amendment to the 2003 Stock Incentive and Compensation Plan and registration statement on Form S-8 to increase the amount of shares authorized under the stock plan to 5,955,000 shares and register an additional 3,000,000 shares. The initial registration statement is incorporated by reference to this registration statement with the exception of any changes as set forth below.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.      Incorporation of Documents by Reference

     The following documents filed by Eagle Broadband, Inc. ("Company" or "Registrant") with the Securities and Exchange Commission are incorporated in this Form S-8 by reference:

     1. The Company's annual report for the fiscal year ended August 31, 2002;

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") since the end of the fiscal year covered by the document referred to in (1) above; and

     3. The description of the Company common stock which is contained in the registration statement or amendment to any registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement that indicate that all shares of common stock offered have been sold or that deregister all of the shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part of it from the date of filing of the documents.

Item 4.      Description of Securities

             Not Applicable.

Item 5.      Interest of Named Experts and Counsel

     Richard O. Weed, Managing Partner of Weed & Co. LLP, owns options to purchase 150,000 shares of Company common stock at exercise prices ranging from $.87 to $2.96. These options expire March 10, 2005.

Item 6.      Indemnification of Directors and Officers

     The Company's Articles of Incorporation provide that: "No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute."

     The Company's Articles further provide that: "The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act."

     The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) in which the person is found liable to the corporation.

     Section 10.2 of the Company's Bylaws provide that "The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with
Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or
(y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this
Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven." Section 10.4 referred to above provides that: "Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated."

Item 7.      Exemption from Registration Claimed

             Not Applicable.

Item 8.      Exhibits

             The following exhibits are filed as part of this Registration
Statement:

Exhibit No.                       Identification of Exhibit
-----------------------------------------------------------

 4.1(1) Form of Common Stock Certificate 5.1(2) Opinion Regarding Legality 10.1(3) Eagle Broadband, Inc. 2003 Stock Incentive and Compensation Plan 10.2(2) Amendment to the Eagle Broadband, Inc. 2003 Stock Incentive and
        Compensation Plan
23.1(2) Consent of Counsel (included in Exhibit 5.1)
23.2(2) Consent of McManus & Co., P.C., independent public accountants

---------------------

 (1) Incorporated by reference to Exhibit 4.1 of Form SB-2 file no. 333-20011.
 (2) Filed with this Form S-8.
 (3) Previously filed on Form S-8 (File No. 333-103829) on March 14, 2003.

Item 9.      Undertakings

         (a) The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      iii. To include any material information with respect to
                           the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of League City, State of Texas, on the 7th day of May 2003.

                              EAGLE BROADBAND, INC.


                                       By: /s/ Dr. H. Dean Cubley
                                          ----------------------------
                                               Dr. H. Dean Cubley,
                                               Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                   Title                                   Date
---------                                   -----                                   ----
/s/H. Dean Cubley                   Chairman of the Board and                   May 7,  2003
H. Dean Cubley                      Chief Executive Officer


/s/Richard R. Royall                Chief Financial Officer                     May 7,  2003
Richard R. Royall


/s/Christopher W. Futer             Director                                     May 7, 2003
Christopher W. Futer


/s/A. L. Clifford                   Director                                     May 7, 2003
A. L. Clifford


/s/Glenn A. Goerke                  Director                                     May 7, 2003
Glenn A. Goerke

                                  EXHIBIT INDEX


Exhibit No.                       Identification of Exhibit
-----------                       -------------------------

 4.1(1) Form of Common Stock Certificate 5.1(2) Opinion Regarding Legality 10.1(3) Eagle Broadband, Inc. 2003 Stock Incentive and Compensation Plan 10.2(2) Amendment to the Eagle Broadband, Inc., 2003 Stock Incentive and
        Compensation Plan
23.1(2) Consent of Counsel (included in Exhibit 5.1)
23.2(2) Consent of McManus & Co., P.C., independent public accountants

---------------------

 (1) Incorporated by reference to Exhibit 4.1 of Form SB-2 file no. 333-20011.
 (2) Filed with this Form S-8.
 (3) Previously filed on Form S-8 (File No. 333-103829) on March 14, 2003.

Exhibit 5.1       Opinion Regarding Legality

                                 WEED & CO. LLP
     4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

                                   May 7, 2003


Board of Directors
Eagle Broadband, Inc.
101 Courageous Drive
League City, TX 77573-3925

         Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

We have represented Eagle Broadband, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") in connection with the registration of 3,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), to be offered pursuant to the Company's 2003 Stock Incentive and Compensation Plan, as amended (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement, the Stock Plan, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Stock Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to us in Item 5 of Part II of the Registration Statement.

                                 Very truly yours,

                                 /s/Weed & Co. LLP
                                 Weed & Co. LLP

Exhibit 10.2 Amendment To The Eagle Broadband, Inc. 2003 Stock Incentive and Compensation Plan


                              EAGLE BROADBAND, INC.
                   2003 STOCK INCENTIVE AND COMPENSATION PLAN

AMENDMENT



Article One, Section V, Paragraph A of the subject plan, as reads:

                                   ARTICLE ONE
                               GENERAL PROVISIONS

V. STOCK SUBJECT TO THE PLAN

         A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be 2,955,000 shares.

Is hereby amended to read as follows:

                                   ARTICLE ONE
                               GENERAL PROVISIONS

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan (2,955,000 shares) is increased by an additional 3,000,000 shares, resulting in a total of 5,955,000 shares of Common Stock reserved for issuance over the term of the Plan.


                    Attested to by the Secretary of Eagle Broadband, Inc., as adopted by the Board of Directors, effective as of the 7th day of May 2003 (the "Effective Date").


                    /S/ Christopher W. Futer
                    ------------------------------
                    Christopher W. (Jim) Futer
                    Corporate Secretary

Exhibit 23.2      Consent of McManus & Co. P.C., independent public accountants




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the inclusion in this registration statement of Eagle Broadband, Inc., on Form S-8 of our report dated December 16, 2002, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended August 31, 2002.



/S/McManus & Co., P.C.
McManus & Co., P.C.
Certified Public Accountants
Rockaway, New Jersey

May 7, 2003